Exhibit 5.1

350 East Las Olas Boulevard, Suite 1750 Ft. Lauderdale, FL 33301-4268 Telephone: 954-991-5420 Facsimile: 844-670-6009 http://www.dickinsonwright.com

December 5, 2025

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (as may be amended from time to time, the “Registration Statement”), of Mitesco, Inc., a Nevada corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the selling stockholders identified in the Registration Statement of up to 105,002,758 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals of (i) the Company’s Articles of Incorporation and Bylaws, as amended and/or restated to date, (ii) resolutions of the Board of Directors of the Company related to the authorization and issuance of the Shares and related matters and the filing of the Registration Statement, (iv) the Registration Statement, (v) the form of Obligation Exchange Agreement, (vi) the form of Share Exchange Agreement, (vii) such corporate records, agreements, documents, and (viii) other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Nevada Revised Statutes and federal securities laws. This opinion is limited to the effect of the current state of the laws of the State of Nevada and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

Dickinson Wright PLLC

December 5, 2025

This opinion is rendered to you solely for use in connection with the issuance and sale of the Securities in accordance with the Registration Statement and is not to be relied on for any other purpose. We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Respectfully Submitted,

/s/ Dickinson Wright PLLC
Dickinson Wright PLLC